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                                                                    Exhibit 99.1

[LOGO OF INTERTRUST]

Contact:
John Amster, Vice President, Corporate Development
InterTrust Technologies Corporation
408-855-0100
jamster@intertrust.com

InterTrust Adopts Shareholder Rights Plan

Santa Clara, CA, June 25, 2001 - InterTrust Technologies Corporation (NASDAQ:
ITRU), the leading developer of peer-to-peer, distributed Digital Rights Management (DRM) technology, today announced that on June 8, 2001 its Board of Directors adopted a Shareholder Rights Plan. Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of InterTrust common stock, par value $.001 per share, held by shareholders of record as of the close of business on June 28, 2001. The Rights Plan was not adopted in response to any effort to acquire control of InterTrust.

The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of InterTrust without offering a fair and adequate price and fair terms to all of InterTrust's shareholders. The Rights will expire on June 8, 2011.

"By adopting this rights plan, we are taking steps to protect our shareholders' opportunity to realize the full long-term value of their investment in InterTrust," said Victor Shear, InterTrust Chairman and CEO. "The Rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire the Company to negotiate with the board."

Each Right will entitle shareholders to buy one one-thousandth of a share of a series of preferred stock for $20.00, subject to adjustments. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of InterTrust common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of InterTrust's common stock. Under certain circumstances after the Rights become exercisable, each Right will entitle its holder to purchase, at the Right's exercise price, that number of shares of InterTrust common stock having a market value at that time of twice the Right's exercise price. Rights held by the triggering person will become void and will not be exercisable. Until the rights become exercisable, they will trade as a unit with the Company's common stock and are redeemable at a price of $0.001 per right at the Board of Directors' discretion. A copy of the Shareholder Rights Plan will be filed shortly with the Securities and Exchange Commission.

About InterTrust Technologies Corporation
InterTrust Technologies Corporation is the leading developer of peer-to-peer, distributed
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digital rights management (DRM) technology. Its general-purpose DRM trust platform serves as a foundation for trusted peer-to-peer and client server e-commerce. InterTrust holds numerous patents in the area of trusted systems technology and peer-to-peer rights management, and licenses its technology and patents in the form of software or hardware and tools to partners. These partners provide digital commerce services and applications that together form a global digital commerce network branded as the MetaTrust Utility(tm). InterTrust is the neutral administrator of the MetaTrust Utility network, defining and enforcing the rules which maintain the security, commercial reliability, and trusted interoperability of devices, services, and applications deployed on the platform.

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The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding InterTrust's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to InterTrust as of the date hereof, and InterTrust assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in InterTrust's reports filed from time to time with the Securities and Exchange Commission.

The statements in this release regarding InterTrust's patents are intended for purposes of illustration only, and are not meant to cover or describe all possible applications, variations, or interpretations of the patented inventions. Nothing contained in this release is intended for use in construing the scope, content, or meaning of any patent's claims, specification, or prosecution history, or of any other patent-related materials.

Copyright (c) 2001 InterTrust Technologies Corporation. All rights reserved. InterTrust, the InterTrust logo, MetaTrust, and The MetaTrust Utility are registered trademarks of InterTrust Technologies Corporation, all of which may or may not be used in certain jurisdictions. All other brand or product names are trademarks or registered trademarks of their respective companies or organizations.